As filed with the Securities and Exchange Commission on August 9, 2005


                           Registration No. 333-112798

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
             FORM S-3 (POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2)


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        COMPOSITE TECHNOLOGY CORPORATION

             (Exact name of registrant as specified in its charter)

            Nevada                                    59-2025386
  ----------------------------                       ----------------
  (State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                  Identification No.)

                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                               Benton H Wilcoxon,
                             Chief Executive Officer
                        Composite Technology Corporation
                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              Kevin K. Leung, Esq.
                             RICHARDSON & PATEL LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182
                               FAX: (310) 208-1154

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additionat 0 0 l securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED AUGUST 9, 2005


                                   PROSPECTUS

                        COMPOSITE TECHNOLOGY CORPORATION

                        28,061,734 SHARES OF COMMON STOCK

This prospectus covers the resale by selling security holders of up to 28,061,734 shares of our common stock, $0.001 par value, which include:

o 2,400,000 shares of common stock issued pursuant to the Securities Purchase Agreement dated as of December 16, 2003,

o 1,200,000 shares of common stock underlying the warrants issued in conjunction with foregoing Purchase Agreement, and

o 13,904,270 shares of common stock issued and 10,557,464 shares of common stock underlying warrants that were issued in conjunction therewith.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders.


On May 5, 2005, we filed a plan of reorganization under the provisions of Title 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Central District of California under case number SA 05-13107 JR. Our subsidiaries, including CTC Cable Corporation, CTC Wind Systems Corporation and CTC Towers and Poles Corporation, are not party to this Title 11 case. The Bankruptcy Court may not approve our plan of reorganization, and any such plan may not be implemented successfully. We have incurred, and will continue to incur pending emergence, costs associated with the reorganization.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol "CPTC." On August 4, 2005, the closing sale price of our common stock on the OTC Bulletin Board was $2.55 per share.


AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE AND OTHER RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2005.

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
SUMMARY                                                               1
RISK FACTORS                                                          3
        BANKRUPTCY RELATED RISKS                                      3
        RISKS RELATED TO OUR BUSINESS                                 3
        RISKS RELATED TO INVESTMENTS IN OUR SECURITIES                6
SUMMARY OF REORGANIZATION PLAN                                       10
USE OF PROCEEDS                                                      10
SELLING SECURITY HOLDERS                                             11
PLAN OF DISTRIBUTION                                                 25
EXPERTS                                                              26
LEGAL MATTERS                                                        26
WHERE YOU CAN FIND MORE INFORMATION                                  26

                                     SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference into this prospectus, including our financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus, including statements under "Summary" and "Risk Factors," as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, we refer to Composite Technology Corporation and its subsidiaries as "we," "our," or "CTC," or "the Company." We refer to our subsidiaries collectively as "Subsidiaries."


RECENT DEVELOPMENTS

On May 5, 2005 (Petition Date) Composite Technology Corporation filed a voluntary petition for relief under the provisions of Title 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Central District of California under case number SA 05-13107 JR. Our subsidiaries, including CTC Cable Corporation, CTC Wind Systems Corporation and CTC Towers and Poles Corporation, are not party to the Title 11 case. On July 6, 2005, the Bankruptcy Court approved the disclosure statement, which means that the court has reviewed the disclosure statement, exhibits thereto including a summary of plan or reorganization, and has determined that the disclosure statement contains adequate information for parties in interest to make an informed vote on whether to accept the Chapter 11 plan. Approval of the disclosure statement does not mean the Bankruptcy Court is recommending approval of the plan of reorganization. There is a separate hearing currently scheduled for September 8, 2005, at which the Bankruptcy Court will determine whether the requirements of Bankruptcy Code Section 1129 have been satisfied.

Our decision to reorganize under Title 11 of the Federal Bankruptcy Code was motivated solely to resolve several litigation matters relating to claims demanding securities of Composite Technology Corporation for alleged services and performances under subscription agreements. Although we remain steadfast in opposing these claims, we believe the ongoing cost of litigation in diverse jurisdictions necessitated the consolidation of these cases into a single forum. These lawsuits were taxing our managerial, operational and financial resources and threatened to divert management from their duties of running our business. One of these lawsuits also resulted in an attachment of more than $2.5 million of our funds. We believe the bankruptcy filing was necessary to release cash for the operation of our business, to give us a reprieve from burdensome litigation so that management could focus on marketing and sales, and to establish a plan for treating the claims of various parties in interest fairly. We believe that having these lawsuits heard by the Bankruptcy Court as part of the reorganization will provide a fair and reasonable means of addressing each claim and affording the same treatment to each claim. If the lawsuits proceed in different jurisdictions there is a possibility of inconsistent judgments. Moreover, as a result of the Title 11 filing, attempts to collect, secure or enforce remedies with respect to most prepetition claims against us are subject to the automatic stay provisions of Section 362(a) of Title 11. Thus, for example, creditor actions to obtain possession of our property, or to create, perfect or enforce any lien against our property, or to collect on or otherwise exercise rights or remedies with respect to a prepetition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Pursuant to Title 11, we retain control of our assets and are authorized to operate our business as a debtor-in-possession, but may not engage in transactions outside the ordinary course of business without the approval of the Court, after notice and an opportunity for a hearing.

To successfully exit Title 11, we will need to propose, and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization would resolve our obligations to our creditors. The plan of reorganization calls for the payment of all creditor claims in cash unless subject to litigation except for the interest payable on our $15 million debentures. We anticipate that general unsecured claims, other than unsecured litigation claims and unsecured debenture claims, will be paid the full amount, without interest, in six monthly installments. We further anticipate that the holders of the debentures referenced below will be paid pursuant to the terms of the debenture agreements, as amended. We expect to issue shares of common stock pursuant to Bankruptcy Code Section 1145 in amounts equal to the amounts adjudicated for the prepetition litigation claims. We also anticipate the interests of our equity investors will be modified by our reorganization plan. For example, although our common stock will remain in effect, the shares held by our equity investors will be diluted to a smaller percentage of our outstanding shares of common stock as a result of stock, if any, to be issued to litigation claims. At this time, we estimate approximately 22,965,820 fully diluted shares of our common stock, or 20.2% of our currently outstanding common shares, would be issued if all litigation claims were paid in full, other than punitive damages, attorneys' fees or costs which we cannot estimate at this time because these amounts have not been alleged to date. In addition, we estimate that from May 5, 2005 to June 30, 2005 interest accrued and payable in stock for the interest payable on the debentures totals approximately 94,566 shares representing approximately 0.1% of the currently outstanding common shares. Quarterly interest valued at $225,000 is payable in stock from July 1, 2005 until the debentures are converted to common shares or at maturity in August, 2007. At the current conversion value per share of $1.454, approximately 154,745 shares would be issued per quarter until the debentures are converted, redeemed, to maturity, or until cash payments are resumed. Each quarterly issuance represents approximately 0.1% of the currently outstanding common shares. Substantially all prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by our prepetition creditors and approved by the Bankruptcy Court. We have incurred, and will continue to incur pending emergence, costs associated with the reorganization. The Bankruptcy Court may not approve our plan of reorganization, and any such plan may not be implemented successfully. If the Bankruptcy Court denies confirmation of the plan, there is a risk that the outstanding shares of common stock may be cancelled without any compensation to the current stockholders. If our case converts to a Chapter 7 liquidation, the creditors and interest holders would receive the following payout percentages:
100% for administrative claims and secured claims, 33.9% for general secured claims and debenture unsecured claims, and 0% for subordinated securities claims and interest holders. Alternatively, if the Bankruptcy Court dismisses our case and does not convert it into a Chapter 7 bankruptcy, then we could elect to liquidate assets and cancel shares much like in a Chapter 7. However, it was not and is not our intention to liquidate.If the reorganization plan is approved and successfully implemented, we expect to be able to resolve our pre-bankruptcy debt over a relatively short period of time and will have a court-approved mechanism for paying litigation claims in stock rather than in cash.

Upon emergence from bankruptcy, we are required to revalue our assets to their market values and to record as additional exprenses and additional liabilities for any amounts which represent claims allowed by the Bankruptcy Court that may be in excess of the liabilities recorded in our financial statements. As of the Petition Date and as stipulated in our plan of reorganization, the allowed value of our debentures was determined to be $15,000,000 which is in excess of our carrying value as of that date. For the quarter ending June 30, 2005, we recorded additional expense of approximately $4.8 million as a reorganization item to adjust the carrying value of our $15 million debentures to the anticipated allowed claim.

As of June 30, 2005, we had receivables totaling $3,066,145 from four companies. Of this amount, one receivable totaling $2,500,000 has been outstanding since September 30, 2004 and represents amounts due on a consulting contract that was completed on September 30, 2004. Our management believed the $2.5 million receivable to be collectible for work carried out between March 31, 2003 and September 30, 2004 as of the original filing date of our annual report for the year ended September 30, 2004 through the date that the initial payment from the customer was returned for insufficient funds. We recorded the entire balance outstanding of $2,500,000 as services revenue in fiscal 2004 and included it in our accounts receivable balance as of September 30, 2004. During the quarter ended March 31, 2005, we negotiated payment terms on the $2.5million receivable consisting of $250,000 due on April 30, 2005, $250,000 due on May 31, and with the remaining $1,750,000 due by July 31, 2005. We received a check for $250,000 in April 2005 and deposited this check on April 29, 2005 as a progress payment on the payment schedule. The check was returned for insufficient funds and subsequent attempts to collect on the initial payment have failed. The customer has also neglected to pay any additional funds on the repayment schedule and has not responded to a demand letter for payment. As of August 9, 2005, no additional payments have been received. As such, we have recorded into the quarter ending June 30, 2005 an allowance for uncollectible accounts in the amount $2,500,000.

OUR COMPANY

We develop and market composite related products for the electrical utility industry, and provide engineering, product design, and other services related to the installation and design of our products to the global electrical utility industry that are designed to improve the performance of transmission and distribution electrical grids. Our principal product is our proprietary patent pending composite reinforced conductor known as Aluminum Conductor Composite Core, or ACCC cable. Our ACCC cable is designed to transmit more power than conventional cables of the same diameter, create energy savings through less line losses under comparable operating conditions, and significantly reduce sag caused by overheating due to power overloads. We believe that ACCC cable enables utility companies, power producers and transmission or distribution owners to easily replace transmission lines using standard installation techniques and equipment without modification to existing towers and in many cases avoid the deployment of new towers and the establishment of easements, all of which may be costly, time consuming, controversial and harmful to the environment.

While we believe that our ACCC conductor technology has the ability to solve many of the transmission grid's problems, including powerline constraints, our relatively new ACCC product is being deployed, on a limited basis, in an industry that is highly conservative. The conservative nature of the electrical utility industry stems partially from the fact that electrical conductor technology has remained virtually unchanged for over one hundred years because new technology was not available and partly from the need to ensure safety when designing electrical transmission systems. A further difficulity to introducing a new technology is that many new installations or line re-conductor projects spend years in the planning stages making the cycle for the ordering of new cables lengthy. These conservative tendencies are offset by the crisis in which electrical grid transmission and distribution systems find themselves. We believe that urgent changes are needed and can best be delivered with new technology. We believe that our ACCC product demonstrates significant full-life project cost savings in most cases and provides significant performance advantages that should increase safety and emergency capacity.

Our product and production development strategy is to take initial concepts to commercially promising prototype, then move to small scale production, making relevant product modifications to optimize the combination of manufacturability and performance. Following optimization, pilot production is organized to mimic factory conditions under close monitoring. During this process, the optimal commercial production parameters and product design are documented so that the technology will be available for licensing or transfer to third parties or subsidiaries in a full scale factory launch.

At the beginning of the fiscal year ending September 30, 2004, we completed our initial product and manufacturing process development and commenced the manufacture of ACCC cable core and the wrapping of the core with aluminum under sub-contract with General Cable. During fiscal 2004, we progressed our product and production development path through product refinement to the commencement of pilot plant operations with a unit of two lines. This unit has since been expanded to three lines and is currently operating under factory conditions.


As of August 8, 2005, we have received the following purchase orders pursuant to our agreements with General Cable:

o Approximately 45 miles order to American Electric Power for wrapped core sold through General Cable for $1.24 million. All except approximately 28,000 feet has been shipped to General Cable for wrapping and subsequent sale to the end user utility. We expect to ship the remaining 28,000 feet to General Cable by the end of June 2005. We expect to invoice the entire order representing approximately $593,000 payable to CTC by the end of June with collection anticipated in August 2005.

o Approximately 23 mile order to PacifiCorp for wrapped core sold through General Cable for $800,000. The product related to this order will begin production later in June with shipment anticipated in July. We expect to invoice the entire $800,000 order representing approximately $400,000 payable to CTC in early August with payment in September 2005.

These purchase orders may be cancelled at any time by the customers. The loss of either of these purchase orders or a reduction or rescheduling of orders from these customers could have a material adverse effect on our business and financial condition.


We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Web site address is www.compositetechcorp.com. The information contained on our Web site is not a part of this prospectus. Further, our reference to this website is intended to be inactive textual reference only.

STRATEGIC FINANCING

On December 18, 2003, we entered into a certain Securities Purchase Agreement, with five institutional investors. In this prospectus, we refer to the Securities Purchase Agreement, as amended, as the Agreement. Pursuant to the Agreement, we sold to the Investors 2,400,000 shares of our common stock. The net proceeds from the sale of the common stock have been used for working capital. In connection with this transaction, we issued to the investors, warrants to purchase up to 1,200,000 shares of our common stock at any time or from time to time on or before December 16, 2008, as discussed further below. In this prospectus, we refer to the warrants as the Warrants. HPC Capital Management served as placement agent for the transaction. In consideration for HPC's services, HPC received a fee of $210,000.

The five-year Warrants permits the investors to purchase up to 1,200,000 shares of our common stock, at any time or from time to time, at an exercise price of $2.04 per share. We may call the Warrants if the closing price, of our common stock, for 20 consecutive trading days, exceeds 200% of the exercise price.

The Warrants contain a "cashless exercise" feature such that if there is no effective Registration Statement registering the resale of the shares issuable pursuant to the Warrants, the Warrant may be exercised by means of a cashless exercise in which the Investors will be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A) where:

X = the number of Warrant Shares issuable upon exercise of the Warrants A = the closing price of a share of common stock on the date of exercise B = the exercise price

The investors have contractually agreed that the Warrants shall not be exercised to the extent such exercise would result in any of the Investors, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. The Investors may cause this 4.99% limitation to expire by providing us 60 days advance notice of its intention to do so. This 4.99% limitation does not preclude exercise of the Warrants over time, so long as each Investors' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount.

In connection with this financing, we have contractually agreed to file a registration statement covering the common stock sold in this financing and the Warrant Shares within 60 days following December 18, 2003. Failure to file such registration statement in such time frame or to file a pre-effective amendment or otherwise respond in writing to comments made by the SEC within 15 trading days after the receipt of comments from the SEC would reduce the exercise price of the warrants to $.50 and subject us to a monthly cash penalty payment of 1.5% of the aggregate purchase price.

OTHER SELLING SECURITY HOLDERS

We are also registering common stock issued and common stock issuable pursuant to warrants issued by us to various investors of our company in the past three years.

RISKS RELATED TO OUR BUSINESS

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus entitled "Risk Factors" and the documents included in this prospectus by reference. Our composite technologies and manufacturing processes for products used in the global electrical utility industry are new, and to date they have not been commercially adopted by the major utility companies.

THE OFFERING

We are registering 28,061,734 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." The shares included in the table identifying the selling security holders include 16,304,270 shares of our issued common stock plus an additional 11,757,464 shares of common stock that have not yet been, but that may be, issued to designated selling security holders should they exercise their warrants. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

                                  RISK FACTORS

An investment in the common stock offered under this prospectus involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, the following risk factors should be considered carefully in evaluating CTC and its business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date on the cover of this prospectus. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated in this prospectus by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.


BANKRUPTCY RELATED RISKS

OUR PLAN OF REORGANIZATION MAY NOT BE CONFIRMED BY THE BANKRUPTCY COURT AND MAY NOT BE SUCCESSFULLY CONSUMMATED.

Our future results are dependent upon successfully obtaining approval, confirmation and implementation of our plan of reorganization. The Bankruptcy Court may not approve our plan of reorganization. Section 1129 of Title 11 requires, among other things, a showing that confirmation of the plan will not be followed by liquidation or the need for further financial reorganization, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive if the Company were liquidated under Chapter 7 of the United States Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude the plan satisfies the requirements of Section 1129. Conversely, the Bankruptcy Court may confirm a plan even though it was not accepted by one or more impaired classes of creditors, if requirements of Title 11 are met. Currently, we anticipate that we will operate under the protection of Title 11 and emerge from bankruptcy proceedings in September 2005.

We filed our plan of reorganization and disclosure statement on May 5, 2005. The plan of reorganization may be amended prior to confirmation. Even if the Bankruptcy Court confirms our plan, consummation of the plan will likely be dependent upon a number of other conditions. There can be no assurance that any or all of the conditions in the plan will be met (or waived) or that the other conditions to consummation of the plan, if any, will be satisfied. If a plan is not timely consummated, it could result in our Title 11 proceedings becoming protracted, which could substantially erode the value of our enterprise to the detriment of all stockholders.

OUR TITLE 11 PROCEEDINGS MAY RESULT IN A NEGATIVE PUBLIC PERCEPTION OF US THAT MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS, AS WELL AS OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Even if we submit a plan of reorganization that is confirmed by the Bankruptcy Court and consummated by us, our Title 11 filing may hinder our ongoing business activities and our ability to operate, fund and execute our business plan by

      (i)   impairing relations with existing and potential customers;
      (ii) negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally;
      (iii) limiting our ability to obtain additional funding; and
      (iv)  impairing present and future relationships with strategic partners.

OUR TITLE 11 FILINGS OSTENSIBLY TRIGGERED DEFAULTS, OR TERMINATION EVENTS, ON SUBSTANTIALLY ALL OF OUR DEBT AND LEASE OBLIGATIONS, AND CONTRACTUAL OBLIGATIONS.

At June 30, 2005, we had a shareholders' deficit of $11,989,670 and had a total of $15,942,728 in outstanding debt. After failing to obtain a stay of Writs of Attachment allowing for the attachment of our assets totaling $2.55 million as previously reported, we filed a petition with the Bankruptcy Court in order to resolve several litigation matters under Title 11 of the Bankruptcy Code. TitleHowever, under Title 11, actions by creditors to collect claims on prepetition debt are stayed or deferred unless specifically ordered by the Bankruptcy Court.

We may file motions with the Bankruptcy Court to assume or reject our executory contracts. An executory contract is one in which the parties have mutual obligations to perform (e.g., equipment leases and real property leases). Unless otherwise agreed, the assumption of a contract will require that we cure all prior defaults under the related contract, including all prepetition liabilities. Unless otherwise agreed, the rejection of a contract is deemed to constitute a breach of the agreement as of the moment immediately preceding the Title 11 filing, giving the other party to the contract a right to assert a general unsecured claim for damages arising out of the breach. Additional liabilities subject to the proceedings may arise in the future as a result of the rejection of executory contracts, including leases, and from the determination of the Bankruptcy Court (or agreement by parties in interest) of allowed claims for contingencies and other disputed amounts. Conversely, the assumption of executory contracts and unexpired leases may convert liabilities shown as subject to compromise to postpetition liabilities. Due to the uncertain nature of many of the potential claims, we are unable to project the magnitude of such claims with any degree of certainty.

THE BANKRUPTCY PROCEEDING WILL HAVE AN IMPACT ON OUR FINANCIAL STATEMENTS, WHICH MAY REQUIRE US TO REVALUE OUR ASSETS TO THEIR MARKET VALUE AND RECORD ADDITIONAL EXPENSES AND LIABILITIES THAT REPRESENT CLAIMS ALLOWED BY THE BANKRUPTCY COURT, WHICH MAY BE IN EXCESS OF LIABILITES RECORDED IN OUR FINANCIAL STATEMENTS

Under GAAP, in particular AICPA SOP 90-7, upon the approval of our plan of reorganization, we are required to revalue our assets to their market values and to record as additional expenses and additional liabilities for any amounts which represent claims allowed by the Bankruptcy Court, which may be in excess of the liabilities recorded in our financial statements. Our assets consist primarily of current assets valued at the lower of cost or market, which we believe approximates their market value and for equipment which we believe that depreciated net book value to approximate the market value. With respect to current liabilities and capital leases, we intend to honor all payables and accrued liabilities and our plan of reorganization stipulates payment in full for our pre-petition accounts payable. Our Plan also stipulates the assumption of our capital leases. However, we have not reached the deadline for potential claimants to make claims under the bankruptcy. In addition, to date, we have three claims representing approximately $750,000 in additional expenses and liabilities that we have disputed under the Chapter 11 but which may be allowed by the Bankruptcy Court in their entirety or a fraction of that total, or not at all. Although we have recorded all liabilities that we believe will be the amounts approved under the bankruptcy, we may be required to record additional expenses.

Effective as of the date of the bankruptcy filing and as stipulated in our Plan of Reorganization, the allowed value of our debentures was determined to be $15,000,000 which is in excess of our carrying value as of that date. For the quarter ending June 30, 2005, we have recorded additional expense of approximately $4.8 million as a reorganization item to adjust the carrying value of our $15 million debentures to the anticipated allowed claim.


RISKS RELATED TO OUR BUSINESS

AS A COMPANY IN THE EARLY STAGE OF COMMERCIALIZATION, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND FUTURE GROWTH PROSPECTS DIFFICULT.

Since our reorganization in 2001, we have had a limited operating history and are at an early stage of commercialization of a new technology product to a market unused to using new technologies. We began selling our ACCC cable and entered into our first commercial agreement in 2003. Our technology is a relatively new advance for the electrical utility industry technology and has not yet achieved widespread adoption by the electrical utility industry. We do not have enough experience in selling our products at a level consistent with broad market acceptance and do not know whether we can do so and generate a profit. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

WE EXPECT FUTURE LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

Prior to acquiring Transmission Technology Corporation, or TTC, in November 2001,we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have not had any bookable revenues from operations subsequent to acquiring TTC through June 30, 2004. We may experience significant quarterly and annual losses for the foreseeable future.

We may not ever become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our general administrative, product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues to achieve and maintain profitability.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

In previous filings, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. There is no guarantee that the product will be accepted or provide a marketable advantage, and therefore, no guarantee that the commercialization will ever be profitable.


For the nine months ended June 30, 2005, we had a net loss of $21,990,082 and negative cash flows from operations of $721,366. For the fiscal year ended September 30, 2004, we had a net loss of $14,687,874 and negative cash flows from operations of $18,735,430. For the fiscal years ended September 30, 2003 and 2002, we had net losses of $6,771,252 and $4,523,953, respectively. For the same periods, we had negative cash flows from operations of $2,022,935 and $715,923, respectively.

As of June 30, 2005, our accumulated deficit was $48,429,438.


WE HAVE EXPERIENCED DIFFICULTIES IN COLLECTING ACCOUNTS RECEIVABLE, WHICH COULD HARM OUR BUSINESS AND RESULT IN HIGHER LOSSES THAN ANTICIPATED.


Our management believed the $2.5 million receivable to be collectible from Global American Energy for work carried out between March 31, 2003 and September 30, 2004 as of the original filing date of our annual report for the year ended September 30, 2004 through the date that the initial payment from Global American Energy was returned for insufficient funds. We recorded the entire balance outstanding of $2,500,000 as services revenue in fiscal 2004 and included it in our accounts receivable balance as of September 30, 2004. In March 2005, we agreed to an extended payment plan whereby Global American Energy would pay $250,000 by April 30, 2005 and $250,000 by May 31, 2005, $250,000 by
June 30, 2005 and the remaining $1,750,000 by July 31, 2005. The check for the initial payment under this schedule was deposited on April 29, 2005 and returned as insufficient funds on May 9, 2005. As of August 9, 2005, no additional payments have been received. As such, we have recorded into the quarter ending June 30, 2005 an allowance for uncollectible accounts in the amount of $2,500,000.


Accounts receivable may not result in actual revenue because we have experienced issues surrounding payment for our services. Consequently, we may have to maintain significant allowances for uncollectible or doubtful accounts. If we fail to realize revenue from our accounts receivable or we do not recognize that revenue on our anticipated timeframe, our operating results in future reporting periods may be materially impacted due to decreased revenue. Failure to recognize our accounts receivable may result in higher losses than anticipated and have an adverse impact or our cash flow.


OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY OUR GOING OUT OF BUSINESS. SHOULD THIS OCCUR, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK COULD BE ADVERSELY AFFECTED, AND YOU COULD EVEN LOSE YOUR ENTIRE INVESTMENT.

While we have raised significant capital through our debenture offering, we anticipate that the sales of our ACCC cable will not be sufficient enough to sustain our operations, and further anticipate that we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we will need to raise additional capital until such time, if any, as we become cash-flow positive. It is highly likely that we will continue to seek to raise money through public or private sales of our securities, debt financing or short-term loans, corporate collaborations or a combination of the foregoing. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. However, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing stockholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, which could eliminate stockholder equity, or we could be forced to relinquish rights to some or all of our products in return for an amount substantially less than we expended to develop such products.

IF OUR PRODUCT IS NOT ACCEPTED BY OUR POTENTIAL CUSTOMERS, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

The electrical utility industry has historically used a variety of technologies, including a variety of technologies involving steel cable. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by major utility companies to transmit electricity. In order to be successful, our product must meet the technical and cost requirements for electric transmission within the electric utility industry. Market acceptance will depend on many factors, including:

      (i)   the willingness and ability of customers to adopt new technologies;
      (ii) our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the electric utility industry;
      (iii) our ability to change our customers' evaluation of the economics of powerline construction, changing their focus on limiting initial capital costs to evaluating the cost and benefit of the full life of a line liberating capital funding to acquire our products that can overall reduce costs in power transmission; and
      (iv)  our ability to sell sufficient quantities of our products.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the electrical utility industry. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. Although we rely significantly on the General Cable sales force pursuant to the recent agreements that we entered into with General Cable, the failure to manage our sales and growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for us to achieve our plan of operation.

FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ENABLE THIRD PARTIESTO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET, AND ANY PROPRIETARY RIGHTS LITIGATION COULD BE TIME CONSUMING AND EXPENSIVE TO PROSECUTE AND DEFEND.

Due to the importance of proprietary technology in the electrical utility industry, establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the electrical utility industry can depend, among other factors, on patent protection. Accordingly, we have filed patent applications in the U.S. and internationally for all aspects of our composite materials, products and processes, including aspects of our product other than the core, and intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Despite our efforts to establish and protect our patents or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.

As a result, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.


OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others. Our competitors may assert that their U.S. or foreign patents may cover our products and the methods we employ. In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

If we lose a patent infringement lawsuit, we could be prevented from selling our products unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.


WE OCCASIONALLY MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR
BUSINESS.

We are currently the subject of, and may from time to time become engaged in, legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We believe these claims are without merit and intend to vigorously defend against them. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES AND FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly Benton H Wilcoxon, our Chief Executive Officer, and Brian Brittsan, our acting Chief Operating Officer. If Mr. Wilcoxon or Mr. Brittsan were unable to provide services to us for whatever reason, our business would be adversely affected. Mr. Wilcoxon has not entered into an employment agreement with the Company. Mr. Brittsan has entered into a consulting agreement. The term of such consulting agreement is from January 3, 2005 through June 30, 2005.

In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies in the electrical utility industry. The loss of the services of our key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC PARTNERS MAY HARM OUR BUSINESS.

We have entered into purchase and distribution agreements with General Cable to manufacture and distribute our ACCC product in the United States and Canada. Our success is dependent upon establishing and maintaining relationships with strategic partners, such as our relationship with General Cable. We face numerous risks in successfully obtaining suitable partners on terms consistent with our business model, including, among others:

(i) we must typically undergo a lengthy and expensive process of building a relationship with a potential partner before there is any assurance of an agreement with such party;

(ii) we must persuade cable manufacturers with significant resources to rely on us for critical technology on an ongoing basis rather than trying to develop similar technology internally;

(iii) we must persuade potential partners to bear retooling costs associated with producing our products; and

(iv) we must successfully transfer technical know-how to our partners.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our partners will be selling our products that may compete with their existing or future cable products. Our partners are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if:

(i) we cannot obtain suitable partners;

(ii) our partners fail to achieve significant sales of ACCC cable or products incorporating our technology; and

(iii) we otherwise fail to implement our business strategy successfully.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Our principal raw materials are glass and carbon fibers, plus various polymer resins and aluminum. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF SUPPLIES FROM OUR KEY SUPPLIERS MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials that we use. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.


As of August 2, 2005, Benton H Wilcoxon, our Chairman of the Board, Chief Executive Officer and Acting Chief Financial Officer, and C. William Arrington, our director, in the aggregate beneficially own or control approximately 35% of the outstanding common stock. As a result, these persons have controlling influence in determining the outcome of any corporate matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They also have the power to prevent or cause a change in control. For example, a vote by more than 70% of our stockholders would be required to overcome a vote made by these two stockholders that hold approximately 35% of our outstanding shares. Given the large number of our outstanding shares held in street form, it is often difficult to obtain such a level of participation on non-routine matters. As a result, the interests of these stockholders may differ from the interests of the other stockholders, and may limit the ability of other stockholders to affect our management and affairs.


WE WILL LIKELY EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.


Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Our current customers consist of General Cable, American Electric Power, Pacificorp, Jiangsu Far East Group, and FCI. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.


OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.


We are pursuing international business opportunities, including in China, Mexico, Brazil, Europe, the Middle East, certain far eastern countries and Africa. As to international business in the Middle East, our current target markets include Saudi Arabia, Qatar, United Arab Emirates, Oman, Iraq, Afghanistan and Jordan. Of these the only countries that we believe pose a particular problem are Iraq and Afghanistan as a result of additional instability. In Africa we are actively pursuing South Africa and Kenya as well as engaging in discussions with engineering companies that bid on trans-African projects. There are no special additional risks related to these countries that are not disclosed in the list of risks affecting most international business. To date, we have not engaged in any transactions on these countries except for the purchases from Jiangsu Far East Group in China consisting of a sale of 2km of ACCC shipped in June, 2005 and an order for 30km of ACCC contingent upon testing of the 2km order. Except for these purchases, our business model has been implemented only in the United States and Canada where we produce the ACCC core for delivery to General Cable under a manufacturing agreement. Expansion internationally will depend on our adaptation of this model to international markets and may be costly and time consuming. Risks inherent in international operations in general include:

      (i) unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;
      (ii)  challenges in staffing and managing foreign operations;
      (iii) differences in technology standards, employment laws and business practices;
      (iv) longer payment cycles and problems in collecting accounts receivable;
      (v)   political instability; (vi) changes in currency exchange rates;
      (vii) currency exchange controls; and
      (viii) potentially adverse tax consequences.


In particular, certain of our target markets in the Middle East include Iraq and Afghanistan in which there is considerable violent instability that may affect our ability to operate in those markets.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIALIZATION OF OUR TECHNOLOGY.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, there can be no assurance that current regulatory requirements will not change, that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.


As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as the Institute of Electrical and Electronic Engineers, the European based International Council on Large Electric Systems, the American Society of Testing and Materials and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted, our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. Legislative bills and regulatory rulings have recently been enacted in the energy and telecommunications sectors which could improve our markets, including energy bill H.R. 6 which has passed both the House and Senate in 2005 and was signed by President Bush on August 8, 2005. Energy bill H.R. 6 is a federal bill, that covers energy conservation, research and development and improvement of the energy infrastructure pursuant to a national energy policy. We believe that this bill could improve our market opportunities if, as a result, it enhances the willingness and ability of potential customers to adopt new technologies in the electrical utility industry. It is not possible at this time to predict the impact that any such legislation or regulation or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.


WE EXPERIENCE COMPETITION FROM OTHER COMPANIES IN THE ELECTRICAL UTILITY INDUSTRY, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

The market in which we compete is intensely competitive. Our competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that may be marketing or developing products that compete with our products or would compete with them if developed. Unique technological advances may be achieved by our competition, with better capital resources, in the future or that would render our technologies and products obsolete. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. If we fail to compete successfully, our ability to achieve sustained profitability will be limited and sustained profitability, or profitbility at all, may not be possible.

RISKS RELATED TO INVESTMENT IN OUR SECURITIES

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Our common stock is traded in the OTC market through the OTC Bulletin Board. There is currently a limited trading market for the common stock. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems, such as the NASDAQ Stock Market, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock and their ability to sell our securities in the secondary market is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. This lack of liquidity may also make it more difficult for us to raise capital in the future.

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY EFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a stockholder's ability to resell the common stock.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
      (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
      (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
      (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
      (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices, and with consequent investor losses.

THE PRICE OF OUR COMMON STOCK IS VOLATILE, WHICH MAY INCREASE IN THE FUTURE, AND WHICH COULD AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. During the last 12 months, the closing bid prices for our common stock have fluctuated from a high of $6.24 to a low of $0.45. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

WE ISSUED DULY AUTHORIZED SHARES TO EMPLOYEES AND CONSULTANTS UNDER OUR 2002 NON-QUALIFIED STOCK COMPENSATION PLAN UNDER THE INCORRECT ASSUMPTION THAT WE HAD REGISTERED THE SHARES PURSUANT TO FEDERAL SECURITIES LAWS. HOWEVER, WE SUBSEQUENTLY REALIZED THAT THESE SHARES HAD NOT BEEN REGISTERED PRIOR TO ISSUANCE. AS A RESULT, OUR ISSUANCE MAY HAVE VIOLATED FEDERAL AND STATE SECURITIES LAWS, AND MAY RESULT IN OUR LIABILITY TO CERTAIN SUBSEQUENT PURCHASERS OF THESE SHARES.


Between March 18, 2003 and February 4, 2004 we issued common stock and options representing 1,504,780 shares of common stock to nine employees and consultants pursuant to our 2002 Non-Qualified Stock Compensation Plan in satisfaction of bona fide services rendered and valued at an aggregate amount of $880,266. Although we believed that we and our counsel had filed the appropriate registration statement on Form S-8, it came to our attention in February, 2004 in connection with the preparation of a registration statement that an appropriate Form S-8 had not been filed. It may be determined that such issuances were not exempt from registration or qualification under federal and state securities laws, and we did not obtain the required registrations or qualifications. As a result, we may be subject to contingent liabilities from these investors, as well as subsequent purchasers of the shares directly and indirectly issued. These liabilities may include an obligation to make a rescission offer to the holders of these shares and options. If rescission is required and accepted, we could be required to make payments to the holders of these shares and options. In addition, federal securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered as required. If rescission is required, and any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws.

AS OF AUGUST 2, 2005, 25,672,811 COMMON SHARES ARE ISSUABLE UPON EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND CONVERSION OF CONVERTIBLE DEBENTURES FOR LESS THAN THE MARKET PRICE OF $2.84 PER SHARE. CASH PROCEEDS RESULTING FROM THE FULL EXERCISE AND CONVERSION OF THESE SECURITIES WOULD BE APPROXIMATELY $17,266,542. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE COMPANY IN TERMS OF A PARTICULAR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES. FULL CONVERSION OF SUCH SHARES WOULD INCREASE THE OUTSTANDING COMMON SHARES BY 22.1% TO APPROXIMATELY 141,628,000 SHARES.

The exercise price or conversion price of outstanding options, warrants and convertible debentures may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his or her investment in terms of the percentage ownership in the Company as well as the book value of the common shares held. At the August 2, 2005 market price of $2.84 per share, 25,672,811 shares would be exercisable or convertible for less than the market prices. Full exercise and conversion of these below market shares would result in us receiving cash proceeds of $$17,266,542 and would increase the outstanding common shares by 22.1% to approximately 141,628,000 shares.


OUR FUTURE REVENUE IS UNPREDICTABLE AND COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Because we have not had any substantial ACCC product revenues to date, we can have no assurance that our revenues will materialize. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

Our business is subject to a variety of additional risks, which could materially adversely affect quarterly and annual operating results, including:

(i) market acceptance of our composite technologies by utility companies;

(ii) due to potential lengthy lead time for the implementation of new lines or the reconductoring of existing lines, the extent and timing of these new cable transactions with utility companies may lead to significant delays in sales that could adversely impact our cashflow;

(iii) the loss of a strategic relationship or termination of a relationship with a cable partner, specifically General Cable;

(iv) announcements or introductions of new technologies or products by us or our competitors;

(v) delays or problems in the introduction or performance of enhancements or of future generations of our technology;

(vi) failures or problems in our utility cable product, particularly during the early stages of the introduction of the product when problems or failures identified during trials carried out with the product or during its installation or operation can have an adverse effect;

(vii) delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

(viii) competitive pressures resulting in lower revenues;

(ix) personnel changes, particularly those involving engineering and technical personnel;

(x) costs associated with protecting our intellectual property;

(xi) the potential that customers could fail to make payments under the terms of their contracts; including Global American Energy and City of Kingman, Kansas;

(xii) market-related issues, including lower ACCC Cable demand brought on by excess cable inventory and lower average selling prices for ACCC cable as a result of market surpluses;

(xiii) increased costs or shortages of key raw materials including carbon fiber and glass fiber;

(xiv) regulatory developments; and

(xv) general economic trends and other factors.

                         SUMMARY OF REORGANIZATION PLAN

We filed our plan of reorganization and disclosure statement on May 5, 2005. As required by the Bankruptcy Code, our plan of reorganization classifies claims and interests according to their right to priority. The plan states whether each claim or interest is impaired or unimpaired and provides the treatment for each class. An impaired claim or interest means that a party's legal rights have been altered in any manner under applicable law. The table below summarizes our reorganization plan.

Class Description                Impaired             Treatment
No.                              (Y/N)
2-A   General Unsecured Claim    Yes                  Allowed Claims, or Claims that CTC has filed
                                                      with the Bankruptcy Court and not listed as
                                                      disputed, contingent or unliquidated and as to
      Approximately 50 holders   Impaired; claims in  which no objection has been timely filed, in
      of General Unsecured       this class are       this class will be paid the full amount of their
      Claims, or unsecured       entitled to vote on  respective Allowed Claim, without interest, in
      Claims against CTC that    the plan             six monthly installment payments commencing
      are not entitled to                             thirty days after the Effective Date, or
      priority under Chapter 11                       generally the date not later than 30 days after
      of the Bankruptcy Code,                         the date on which the Bankruptcy Court enters
      totaling approximately                          its order confirming the reorganization plan and
      $1,725,418.70. This amount                      such order becomes a Final Order. A Final Order
      includes Disputed Claims,                       means an order or judgment of the Bankruptcy
      or Claims that CTC has                          Court, or other court of competent jurisdiction,
      identified as                                   that has not been reversed, stayed, modified or
      unliquidated, disputed or                       amended, and as to which the time to appeal has
      contingent or as to which                       expired or any right to appeal has been waived
      a timely objection has                          to CTC's satisfaction or any appeal has been
      been timely filed to any                        resolved by the highest court to which the order
      portion of such Claim.                          was appealed timely or from which rehearing was
      Under the terms of our                          south.
      disclosure statement, a
      Claim is a right to
      payment from CTC or a                           Allowed Claims also include Claims as to which
      right to an equitable                           proof of claim has been filed by a holder of a
      remedy for breach of                            Claim in accordance with applicable federal law
      performance if such breach                      by August 9, 2005, and as to which no objection
      gives rise to a right to                        has been timely filed or any such objection has
      payment from CTC.                               been determined by a Final Order.



                                                      The Reorganized Debtor, or CTC on or after the
                                                      Effective Date, will have the right to pay these
                                                      Claims prior to the due dates noted above
                                                      without premium or penalty.



                                                      If CTC is required to pay interest on these
                                                      claims, the applicable annual interest rate
                                                      shall be 3%.
2-B   Debenture Holders, which   Yes                  Allowed Claims in this class will be paid
      means Midsummer                                 pursuant to their existing agreements with CTC
      Investment, Ltd.,                               subject to modifications.
      Islandia, L.P., Omicron    Impaired; claims in
      Master Trust and Bristol   this class are
      Investment Fund, Ltd.      entitled to vote on  Post-petition accrued interest due to the
                                 the plan             Debenture Holders as governed by the documents
                                                      shall be paid in common stock of CTC on the
      Four Claims totaling                            Effective Date pursuant to Bankruptcy Code
      $15,087,500.00                                  section 1145. The approximate quarterly interest
                                                      payment is $225,000 based on simple interest at
                                                      six percent on the balance of $15 million.
3-A   Subordinated Securities    Yes                  Allowed Subordinated Securities Claims, or an
      Claims, or Claims subject                       Allowed Claim or any portion thereof that arises
      to subordination under                          from the Ascendiant Action, the Tarbox Action,
      Bankruptcy Code section    Impaired; claims in  the O'Keefe Action, the Shields Action, or the
      510(b), including without  this class are       Acquvest Action and that has been allowed by a
      limitation, any Claim that entitled to vote on  Final Order of the Bankruptcy Court, will be
      arises from the rescission the plan             issued common stock of CTC pursuant to
      of a purchase or sale of                        Bankruptcy Code Section 1145 in an amount equal
      the common stock of the                         to the full amount of their Claim that is
      Company, or for damages                         ultimately adjudicated as an Allowed Claim. The
      arising from the purchase                       number of shares of common stock of CTC to be
      or sale of the common                           issued to holders of Allowed Subordinated
      stock of the Company, or                        Securities Claims shall be determined by
      for reimbursement,                              dividing the judgment or settlement dollar
      indemnification or                              amount by the average of the reported closing
      contribution allowed under                      bid price per share of CTC Common Stock on the
      Bankruptcy Code section                         OTC Bulletin Board (as reported by Bloomberg
      502 on account of such                          L.P. at 4:15 PM (New York time) during the
      Claim. Subordinated                             twenty regular session trading days immediately
      Securities Claims include                       preceding the effective date of the judgment or
      any claims arising out of                       settlement.
      the Acquvest Action, the
      Ascendiant Action, the
      Tarbox Action, the                              CTC has not reviewed the proofs of interest, if
      O'Keeffe Action or the                          any, filed by holders of Subordinated Securities
      Shields Action/                                 Claims. CTC reserves its right to object to any
                                                      of the proofs of interest filed by the holders
                                                      of Subordinated Securities Claims.
3-B   Interests, or a share of   Yes                  The rights of Interest holders are modified by
      common stock in CTC                             the plan. The common stock of CTC will remain in
                                                      effect and will be diluted to a smaller
                                 Impaired; claims in  percentage of the outstanding stock in the
      This class includes        this class are       Reorganized Debtor as a result of the common
      current holders of         entitled to vote on  stock of CTC to be issued to Allowed
      warrants                   the plan             Subordindated Securities Claims. The percentage
                                                      by which the common stock of CTC will be diluted
                                                      depends on the total amount of Subordinated
                                                      Securities Claims that are ultimately deemed to
                                                      be Allowed Claims.


                                                      CTC has not reviewed the proofs of interest, if
                                                      any, filed by the Interest holders. CTC reserves
                                                      its right to object to any of the proofs of
                                                      interest filed by the Interest holders on any
                                                      reasonable grounds.


Class One Creditors are unimpaired, and are not entitled to vote on the plan, and therefore are not included in the above chart.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. Should the selling security holders holding warrants choose, in their sole discretion, to exercise any of their warrants, we would receive the proceeds from the exercise price. We intend to use the proceeds from the exercise of warrants by the selling security holders for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

The following table provides certain information with respect to the selling security holders' beneficial ownership of our securities as of the date of this prospectus. The number and percentage of shares beneficially owned by each selling security holder that may be offered using this prospectus is based on 115,955,582 shares of common stock outstanding as of August 2, 2005 and determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The selling security holders listed in the table below may have transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

The selling security holders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling security holders will sell all shares covered by this prospectus. None of the selling security holders are affiliates of CTC, nor have any of them had a material relationship with CTC during the past three years. None of the selling security holders are or were affiliated with registered broker-dealers. See "Plan of Distribution."

In July and September, 2002, we issued an aggregate 866,173 shares of our restricted, unregistered common stock to four separate individuals, several of whom were our existing shareholders, for conversion of short-term working capital loans and accrued, but unpaid, interest. These transactions were valued at approximately $152,729, which equaled the outstanding debt and was in excess of the "fair value" of our common stock on the date of the transaction using the discounted closing price of our common stock as quoted on the NASDAQ Electronic Bulletin Board. We relied upon the exemption from registration as set forth in
Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During August 2003, pursuant to a Private Placement Memoranda, we sold an aggregate 16,667 Units for gross proceeds of $50,000. Each Unit consisted of 10 shares of restricted, unregistered common stock and five Series O warrants to purchase one share of unregistered, restricted common stock. Each Series O warrant entitles the holder to purchase one share of common stock at $0.60 per share and expires at the earlier of June 30, 2005 or three weeks following written notification by us that its common stock closed at or above $0.90 per share for 10 consecutive trading days. In addition, the Series O warrants can be redeemed by us for $0.001 each if a Registration Statement covering the shares underlying the Series O warrants has been declared effective and our stock closes at or above $0.90 for 10 consecutive days. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During September 2003, pursuant to a Private Placement Memoranda, we sold an aggregate 50,000 Units for gross proceeds of $125,000. Each Unit consisted of 10 shares of restricted, unregistered common stock and 10 Series N warrants to purchase one share of unregistered, restricted common stock. Each Series N warrant entitles the holder to purchase one share of common stock at $0.50 per share and expires at the earlier of June 30, 2005 or three weeks following written notification by us that our common stock closed at or above $0.75 per share for 10 consecutive trading days. In addition, the Series N warrants can be redeemed by us for $0.001 each if a Registration Statement covering the shares underlying the Series N warrants has been declared effective and our common stock closes at or above $0.75 for 10 consecutive days. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During September 2003, pursuant to a Private Placement Memoranda, we sold an aggregate of 311,240 restricted unregistered shares of common stock at prices between $0.65 and $1.00 per share for gross proceeds of $277,500. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During November 2003, pursuant to Private Placement Memoranda, the Company sold an aggregate of 89,360 shares of restricted unregistered common stock at $1.40 per share for gross proceeds of $125,104. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In December 2003, the Company issued 592,500 shares of unregistered restricted common stock and 58,500 Series R warrants in exchange for proceeds $153,125 as part of an exchange offer to holders of the Series E and Series H warrants.

In April 2003, we granted 50,000 Series K warrants valued at $11,750 as payment for a legal settlement. Each Series K warrant entitles the holder to purchase one share of restricted unregistered common stock at $0.50 per share and expires on September 30, 2005. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In April 2003, we granted 250,000 Series L warrants valued at $61,250 as payment for services rendered. Each Series L warrant entitles the holder to purchase one share of restricted unregistered common stock at $0.42 per share and expires on April 8, 2008. We relied upon the exemption from registration as set forth in
Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During April and September 2003, pursuant to a Private Placement Memoranda, we sold an aggregate 150,000 Units for gross proceeds of $375,000 and issued 10,000 Unites as a finders fee. Each Unit consisted of 10 shares of restricted, unregistered common stock and 10 Series I warrants to purchase one share of unregistered, restricted common stock. Each Series I warrant entitles the holder to purchase a share of common stock at $0.50 per share and expires on March 30, 2005. We received additional subscription agreements with respect to the sale of these Units that were never issued to such potential subscribers due to non-payment of the subscriptions. The matter is now subject to litigation as discussed in Item 3(B) above under Composite Technology Corporation v. Acquvest, Inc., Paul Koch, Victoria Koch, Patricia Manolis, and Michael Tarbox. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

Between November 2002 and February 2003, we sold an aggregate 3,254,000 Units, pursuant to a Private Placement Memorandum, for gross proceeds of $295,400. Each Unit consisted of one share of restricted, unregistered common stock and one Series E warrant to purchase one share of unregistered, restricted common stock. Each Series E warrant entitles the holder to purchase a share of common stock at $0.25 per share and expires on December 1, 2004. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During February and March 2003, pursuant to Private Placement Memoranda, we sold an aggregate 3,670,500 Units for gross proceeds of $866,375. Each Unit consisted of one share of restricted, unregistered common stock and one Series H warrant to purchase one share of unregistered, restricted common stock. Each Series H warrant entitles the holder to purchase one share of common stock at $0.50 per share and expires at the earlier of January 30, 2005 or three weeks following written notification by us that its common stock closed at or above $0.75 per share for five consecutive trading days. In addition, the Series H warrants can be redeemed by us for $0.001 each if a registration statement covering the shares underlying the Series H warrants has been declared effective and our common stock closes at or above $0.50 for five consecutive days. We incurred offering costs of $234,350 related to this offering, consisting of warrants to purchase 200,000 unregistered, restricted shares of common stock, with the same terms as those issued to the investors, valued at $20,600 and 750,000 unregistered, restricted shares of common stock valued at $213,750. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During September 2003, pursuant to a Private Placement Memoranda, we sold an aggregate 392,500 Units for gross proceeds of $1,330,000. Each Unit consisted of 10 shares of restricted, unregistered common stock and two Series P warrants to purchase one share of unregistered, restricted common stock. Each Series P warrant entitles the holder to purchase one share of common stock at $0.80 per share and expires at the earlier of July 30, 2005 or three weeks following written notification by us that its common stock closed at or above $1.20 per share for 10 consecutive trading days. In addition, the Series P warrants can be redeemed by us for $0.001 each if a Registration Statement covering the shares underlying the Series P warrants has been declared effective and our common stock closes at or above $1.20 for 10 consecutive days. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On August 22, 2002, we sold 65,790 shares of restricted, unregistered common stock to an individual for cash proceeds of approximately $25,000. This transaction was consummated in excess of the "fair value" of our stock on the date of the transaction using the discounted closing price of our common stock as quoted on the NASDAQ Electronic Bulletin Board. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On December 18, 2003, we closed a financing transaction in which we sold 2,400,000 shares of our common stock to select institutional accredited investors, in order to raise a total of $3 million. The per share offering price was $1.25. The investors also received warrants to purchase an aggregate of 1,200,000 shares of common stock at an exercise price of $2.04 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 under Regulation D for the issuance of these shares. All of the investors were accredited investors and a Form D was filed with the Securities Exchange Commission on December 31, 2003 with respect to this offering.

--------------------------------------------------------------------------------
                                NUMBER OF SHARES
                            BENEFICIALLY OWNED AFTER
                                   OFFERING(2)
--------------------------------------------------------------------------------
       NAME         NUMBER OF SHARES
                      BENEFICIALLY       NUMBER OF
                    OWNED BEFORE THE    SHARES BEING    NUMBER OF
                       OFFERING(1)        OFFERED        SHARES    PERCENTAGE(%)
--------------------------------------------------------------------------------
Alpha Capital AG          600,000 (3)          600,000          0              0
--------------------------------------------------------------------------------
Bristol Investment        600,000 (4)          600,000          0              0
Fund, Ltd.
--------------------------------------------------------------------------------
Crescent                  600,000 (5)          600,000          0              0
International Ltd.
--------------------------------------------------------------------------------
Gryphon Master            600,000 (6)          600,000          0              0
Fund, L.P.
--------------------------------------------------------------------------------
Palisades Master        1,200,000 (7)        1,200,000          0              0
Fund, L.P.
--------------------------------------------------------------------------------
Joseph Willis Brown   400,000 (8)(40)          400,000          0              0
--------------------------------------------------------------------------------
R V Edwards, Jr.          640,000 (9)          640,000          0              0
--------------------------------------------------------------------------------
Michael                  100,000 (10)          100,000          0              0
Frangopoulos
--------------------------------------------------------------------------------
Venkata S K                   820,000          820,000          0              0
Kollipara           (11)(58)(62)(137)
--------------------------------------------------------------------------------
Michael A                200,000 (12)          200,000          0              0
Frangopoulos
--------------------------------------------------------------------------------
Steve McIntee        240,000 (13)(65)          240,000          0              0
--------------------------------------------------------------------------------
Robert E Dettle               400,000          400,000          0              0
                         (14)(19)(32)
--------------------------------------------------------------------------------
Howard Kaplan            100,000 (15)          100,000          0              0
--------------------------------------------------------------------------------
Richard Lamar            100,000 (16)          100,000          0              0
Edwards
--------------------------------------------------------------------------------
Lori Payne Edwards        20,000 (17)           20,000          0              0
--------------------------------------------------------------------------------
Michael Bowman                 60,000           60,000          0              0
                         (18)(60)(69)
--------------------------------------------------------------------------------
Little and Company       200,000 (20)          200,000          0              0
Investments
--------------------------------------------------------------------------------
SED Energy, Inc.         100,000 (21)          100,000          0              0
--------------------------------------------------------------------------------
James Lacommare          240,000 (22)          240,000          0              0
                           (75) (108)
--------------------------------------------------------------------------------
Pasquale V                    416,000          416,000          0              0
Casasanta                (23)(48)(49)
--------------------------------------------------------------------------------
Richard A Garia           20,000 (24)           20,000          0              0
--------------------------------------------------------------------------------
Jennifer Hester           20,000 (25)           20,000          0              0
--------------------------------------------------------------------------------
Lori Payne Edwards        20,000 (26)           20,000          0              0
--------------------------------------------------------------------------------
Thomas Kook                   700,000          700,000          0              0
                     (27)(34)(47)(57)
--------------------------------------------------------------------------------
Martin S Hagenson         80,000 (28)           80,000          0              0
--------------------------------------------------------------------------------
Barbara Lacosse           20,000 (29)           20,000          0              0
--------------------------------------------------------------------------------
Christopher &             20,000 (30)           20,000          0              0
Constance Hillman
--------------------------------------------------------------------------------
Michael D Wagner         120,000 (31)          120,000          0              0
--------------------------------------------------------------------------------
Norman F Kunesh                10,000           10,000          0              0
--------------------------------------------------------------------------------
Joseph W Lombardo         20,000 (33)           20,000          0              0
--------------------------------------------------------------------------------
First Clearing           200,000 (35)          200,000          0              0
Corp.
--------------------------------------------------------------------------------
William Doumouras        100,000 (36)          100,000          0              0
--------------------------------------------------------------------------------
Martha Jane Hagar   160,000 (37)(101)          160,000          0              0
--------------------------------------------------------------------------------
Christopher Brown        100,000 (38)          100,000          0              0
--------------------------------------------------------------------------------
Todd A Harris             30,000 (39)           30,000          0              0
--------------------------------------------------------------------------------
Leif Johansson        40,000 (41)(68)           40,000          0              0
--------------------------------------------------------------------------------

Nick Gorenc               20,000 (42)           20,000          0              0
--------------------------------------------------------------------------------
Colum McDermott          500,000 (43)          500,000          0              0
--------------------------------------------------------------------------------
Constantine D             40,000 (44)           40,000          0              0
Alisandratos
--------------------------------------------------------------------------------
John Burke                60,000 (45)           60,000          0              0
--------------------------------------------------------------------------------
Michael J                 12,000 (46)           12,000          0              0
Abad-Santos
--------------------------------------------------------------------------------
James G & Dana W               60,000           60,000          0              0
Logan
--------------------------------------------------------------------------------
Norman F Kunesh                10,000           10,000          0              0
--------------------------------------------------------------------------------
Long Term Capital             200,000          200,000          0              0
Company                  (50)(51)(52)
--------------------------------------------------------------------------------
Henri Zimand           4,000,000 (53)        4,000,000          0              0
--------------------------------------------------------------------------------
Pasquale Casasanta  126,000 (56)(126)          126,000          0              0
--------------------------------------------------------------------------------
John Colgate                   47,000           47,000          0              0
                        (59)(70)(131)
--------------------------------------------------------------------------------
Wynand Van Gent       30,000 (61)(67)           30,000          0              0
--------------------------------------------------------------------------------
Greg Mullery              80,000 (63)           80,000          0              0
--------------------------------------------------------------------------------
Charles Ta                20,000 (64)           20,000          0              0
--------------------------------------------------------------------------------
Steven Berglund           20,000 (66)           20,000          0              0
--------------------------------------------------------------------------------
Jeffrey Kline            800,000 (71)          800,000          0              0
--------------------------------------------------------------------------------
Stephen Oltmann     820,000 (72)(121)          820,000          0              0
--------------------------------------------------------------------------------
Sarkis Richard           400,000 (73)          400,000          0              0
Kalaydjian
--------------------------------------------------------------------------------
Kenneth Hagar             80,000 (74)           80,000          0              0
--------------------------------------------------------------------------------
Rolando                   80,000 (76)           80,000          0              0
Delvillano
--------------------------------------------------------------------------------
Remo                200,000 (77)(122)          200,000          0              0
Qerciagrossa
--------------------------------------------------------------------------------
Vittorio                  40,000 (78)           40,000          0              0
Serraiocco
--------------------------------------------------------------------------------
Greg Iacobelli             80,000 (79           80,000          0              0
--------------------------------------------------------------------------------
Michele                   80,000 (80)           80,000          0              0
Ventimiglia
--------------------------------------------------------------------------------
Acquvest                    2,000,000        2,000,000          0              0
                             (81)(82)
--------------------------------------------------------------------------------
Paul                 200,000 (83)(84)          200,000          0              0
Koch
--------------------------------------------------------------------------------
Patricia Dean          1,000,000 (85)        1,000,000          0              0
Manolis
--------------------------------------------------------------------------------
Jerald                    16,666 (86)           16,666          0              0
Fagelbaum
--------------------------------------------------------------------------------
Phillip Heller            16,666 (87)           16,666          0              0
--------------------------------------------------------------------------------
William Jarblum           16,667 (88)           16,667          0              0
--------------------------------------------------------------------------------
Michael Tarbox       250,000 (89)(90)          250,000          0              0
--------------------------------------------------------------------------------
Multiplyingchurches.org,  50,000 (91)           50,000          0              0
Inc.
--------------------------------------------------------------------------------
Global Research,         400,000 (92)          400,000          0              0
Inc.
--------------------------------------------------------------------------------
Nutek, Inc.              400,000 (93)          400,000          0              0
--------------------------------------------------------------------------------
Zeta Centauri,           100,000 (94)          100,000          0              0
Inc.
--------------------------------------------------------------------------------
Sherpa Financial,         50,000 (95)           50,000          0              0
Inc.
--------------------------------------------------------------------------------
Lawrence B Noon      850,005 (96)(98)          850,005          0              0
--------------------------------------------------------------------------------
David Oltmann            150,000 (97)          150,000          0              0
--------------------------------------------------------------------------------
Peter                     75,000 (99)           75,000          0              0
D'Addario
--------------------------------------------------------------------------------
Rebecca & Thomas         60,000 (100)           60,000          0              0
Ulrich
--------------------------------------------------------------------------------
Harry S                  75,000 (102)           75,000          0              0
Bower
--------------------------------------------------------------------------------
Jeffrey S                75,000 (103)           75,000          0              0
Kline
--------------------------------------------------------------------------------
TGC                     300,000 (104)          300,000          0              0
Investors
--------------------------------------------------------------------------------
Robert Edward            60,000 (105)           60,000          0              0
McCartney
--------------------------------------------------------------------------------
Michael E                      90,000           90,000          0              0
Plotkin                         (106)
--------------------------------------------------------------------------------
Roger & Susan           150,000 (107)          150,000          0              0
Kokores
--------------------------------------------------------------------------------
Michael & Lois           60,000 (109)           60,000          0              0
Graver
--------------------------------------------------------------------------------
Dan E                   120,000 (110)          120,000          0              0
Korenberg
--------------------------------------------------------------------------------
Charles T                60,000 (111)           60,000          0              0
Wong
--------------------------------------------------------------------------------
Ronald M                150,000 (112)          150,000          0              0
Gold
--------------------------------------------------------------------------------
Robert                  165,000 (113)          165,000          0              0
Fishman
--------------------------------------------------------------------------------
Dave                     75,000 (114)           75,000          0              0
Abrams
--------------------------------------------------------------------------------
Alan S                   60,000 (115)           60,000          0              0
Wirtzer
--------------------------------------------------------------------------------
Dennis & Miriam         150,000 (116)          150,000          0              0
Jenkins
--------------------------------------------------------------------------------
Ron & Jeannie           675,000 (117)          675,000          0              0
Goforth
--------------------------------------------------------------------------------
Marcello                 90,000 (118)           90,000          0              0
Auletta
--------------------------------------------------------------------------------
Brian A Manduca         225,000 (119)          225,000          0              0
--------------------------------------------------------------------------------
John L                  345,000 (120)          345,000          0              0
Coletta
--------------------------------------------------------------------------------
Gregory                 120,000 (123)          120,000          0              0
Iacobelli
--------------------------------------------------------------------------------
Frank                    30,000 (124)           30,000          0              0
Iacobelli
--------------------------------------------------------------------------------
Roland                   30,000 (125)           30,000          0              0
Chidiac
--------------------------------------------------------------------------------
Stephen Francis                50,000           50,000          0              0
Bircher
--------------------------------------------------------------------------------

Janet C                        15,385           15,385          0              0
Thompson
--------------------------------------------------------------------------------
David S                        27,778           27,778          0              0
Shields
--------------------------------------------------------------------------------
AC                             50,000           50,000          0              0
Green
--------------------------------------------------------------------------------
Saeid                          20,000           20,000          0              0
Sadeghj
--------------------------------------------------------------------------------
Stanley H                     125,000          125,000          0              0
Schwartz
--------------------------------------------------------------------------------
William R Johns,               10,750           10,750          0              0
Jr.
--------------------------------------------------------------------------------
Matthew                        15,710           15,710          0              0
DiMaggio
--------------------------------------------------------------------------------
David L Van                    15,000           15,000          0              0
Collie
--------------------------------------------------------------------------------
Brett A Casebolt               10,750           10,750          0              0
--------------------------------------------------------------------------------
Pauline Longpre                                                 0              0
and Conservators
--------------------------------------------------------------------------------
Red Longpre and
Dina                           37,150           37,150          0              0
Grant
--------------------------------------------------------------------------------
Nicholas J               22,000 (127)           22,000          0              0
Bomincino
--------------------------------------------------------------------------------
Harry                    22,000 (128)           22,000          0              0
Greanias
--------------------------------------------------------------------------------
James G                   6,000 (129)            6,000          0              0
Logan
--------------------------------------------------------------------------------
John                     22,000 (130)           22,000          0              0
Close
--------------------------------------------------------------------------------
Norman F                  2,000 (132)            2,000          0              0
Kunesh
--------------------------------------------------------------------------------
Kevin G                  66,000 (133)           66,000          0              0
Marchi
--------------------------------------------------------------------------------
Guido                    66,000 (134)           66,000          0              0
Casasanta
--------------------------------------------------------------------------------
David Bruce              22,000 (135)           22,000          0              0
Moon
--------------------------------------------------------------------------------
Michael                  49,500 (136)           49,500          0              0
Wylie
--------------------------------------------------------------------------------
Judy                     22,000 (138)           22,000          0              0
Hui
--------------------------------------------------------------------------------
Tony                     22,000 (139)           22,000          0              0
Lao
--------------------------------------------------------------------------------
Gary                    300,000 (140)          300,000          0              0
Shapiro
--------------------------------------------------------------------------------
Barry                   106,410 (141)          106,410          0              0
Berman
--------------------------------------------------------------------------------
Glenn A                 322,242 (142)          322,242          0              0
Little
--------------------------------------------------------------------------------
Rocci                   793,055 (143)    793,055 (143)          0              0
Howe
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total:                     28,061,734       28,061,734                         0
--------------------------------------------------------------------------------

(1) The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(2) Assumes that all shares will be resold by the Selling Security Holders afterthis offering.

(3) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.04 per share of common stock and expiring on December 16, 2008. The individual person who have or share the power to vote and/or dispose of these securities is Adequeriu Venuad.

(4) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.04 per share of common stock and expiring on December 16, 2008. The individual person who have or share the powerto vote and/or dispose of these securities is Paul Kessler.

(5) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.04 per share of common stock and expiring on December 16, 2008. The individual person who have or share the power to vote and/or dispose of these securities is Maxi Brezzi.

(6) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.04 per share of common stock and expiring on December 16, 2008. The individual person who have or share the power to vote and/or dispose of these securities is E.B. Lyon IV.

(7) Includes up to 400,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.04 per share of common stock and expiring on December 16, 2008. The individual person who have or share the power to vote and/or dispose of these securities is Paul T. Mannion.

(8) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(9) Includes up to 320.000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(10) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(11) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(12) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(13) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(14) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(15) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(16) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(17) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(18) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(19) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(20) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004. The individual person who have or share the power to vote and/or dispose of these securities is Glenn A. Little.

(21) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16, 2004. The individual person who have or share the power to vote and/or dispose of these securities is Glenn A. Little.

(22) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(23) Includes up to 170,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(24) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(25) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(26) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(27) Includes up to 150,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(28) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(29) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(30) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(31) Includes up to 60,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(32) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(33) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(34) Includes up to 150,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(35) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004. The individual person who have or share the power to vote and/or dispose of these securities is George Koutures.

(36) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(37) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(38) Includes up to 50,000 shares of common stock to be issued upon the exerciseof a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(39) Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(40) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 6,2004.

(41) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(42) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(43) Includes up to 250,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(44) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(45) Includes up to 30,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(46) Includes up to 6,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(47) Includes up to 30,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(48) Includes up to 28,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 16,2004.

(49) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.25 per share of common stock and expiring on December 1,2004.

(50) Includes up to 80,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is John Vornle.

(51) Includes up to 60,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(52) Includes up to 60,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(53) Includes up to 2,000,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(54) [intentionally omitted]

(55) [intentionally omitted].

(56) Includes up to 33,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(57) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(58) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(59) Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(60) Includes up to 7,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(61) Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(62) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(63) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(64) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(65) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(66) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(67) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(68) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(69) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(70) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(71) Includes up to 400,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(72) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(73) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(74) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(75) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(76) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(77) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(78) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(79) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(80) Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on January 30,2005.

(81) Includes up to 500,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on March 30, 2005. The individual person who have or share the power to vote and/or dispose of these securities is Victoria Koch.

(82) Includes up to 500,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on March 30,2005.

(83) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on March 30,2005.

(84) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on March 30,2005.

(85) Includes up to 500,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on March 30,2005.

(86) Includes up to 16,666 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on September 30,2005.

(87) Includes up to 16,666 shares of common stock to be issued upon the exerciseof a warrant at an exercise price of $0.50 per share of common stock and expiring on September 30,2005.

(88) Includes up to 16,667 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on September 30,2005.

(89) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on April 6,2006.

(90) Includes up to 150,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on April 6,2006.

(91) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on June 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Doug McClitock.

(92) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on June 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Evan Wride.

(93) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on June 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Evan Wride.

(94) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on June 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Evan Wride.

(95) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on June 30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Evan Wride.

(96) Includes up to 83,335 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.60 per share of common stock and expiring on June 30,2005.

(97) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(98) Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(99) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(100) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(101) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(102) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(103) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(104) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005. The individual person who have or share the power to vote and/or dispose of these securities is Frank Sileo.

(105) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(106) Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(107) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(108) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(109) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(110) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(111) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(112) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(113) Includes up to 27,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(114) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(115) Includes up to10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(116) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(117) Includes up to 112,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(118) Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(119) Includes up to 37,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(120) Includes up to 57,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(121) Includes up to 70,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(122) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(123) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(124) Includes up to 5,000 shares of common stock to be issued upon the exerciseof a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(125) Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(126) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.80 per share of common stock and expiring on July30,2005.

(127) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(128) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(129) Includes up to 6,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(130) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(131) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(132) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(133) Includes up to 6,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(134) Includes up to 6,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(135) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(136) Includes up to 4,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(137) Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(138) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(139) Includes up to 2,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.95 per share of common stock and expiring on December 10,2005.

(140) Includes up to 300,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.29 per share of common stock and expiring on July 12,2006.

(141) Includes up to 83,333 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on July 12,2005.

(142) Includes up to 322,242 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on July 12,2005.

(143) Includes up to 193,055 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock and expiring on September 30,2004.

                              PLAN OF DISTRIBUTION

Each selling security holder is free to offer and sell his or her common stock at such times, in such manner and at such prices as he or she may determine. As used in this prospectus, "Selling Security Holders" includes the pledgees, donees, transferees or others who may later hold the selling security holders' interests in our common stock. We will pay the costs and fees of registering the common stock, but each selling security holders will pay their own brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling security holders, except in the event that a selling security holder exercises any warrants. Although the selling security holders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales'

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

o any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                     EXPERTS

The consolidated financial statements of Composite Technology Corporation, a Nevada corporation, incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                                  LEGAL MATTERS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet Web site at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any filings after the date of this prospectus, until the offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.


o Our Annual Report on Form 10-KSB for our fiscal year ended September 30, 2004, as amended.

o Our Quarterly Reports on Form 10-Q for our fiscal quarter ended December 31, 2004 and March 31, 2005, as amended, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2005.

o Our Current Reports on Form 8-K, dated October 7, 2004, November 24, 2004, January 11, 2005 and January 18, 2005, April 20, 2005, May 5, 2005 and July 5, 2005, as amended.


o The description of our Common Stock, contained in our Registration Statement on Form 10-SB12-G filed on June 9, 2000, under Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating any such information.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at:

Composite Technology Corporation 2026 McGaw Avenue Irvine, California 92614
(949) 428-8500

                        COMPOSITE TECHNOLOGY CORPORATION

                                   PROSPECTUS

                        28,061,734 SHARES OF COMMON STOCK

                                  _______, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

                                     PART II

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered under this prospectus:

                                     AMOUNT

SEC Filing Fee                                                $     6,369.42
Blue Sky Fees and Expenses                                         10,000.00*
Legal Fees                                                         50,000.00*
Accounting Fees and Expenses                                       50,000.00*
Miscellaneous                                                      30,000.00*
                                                              ---------------
                    Total                                     $   146,369.42*

                                    *Estimate

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

                                    EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number        Description
------------- ------------------------------------------------------------------
2.1(3)         Plan of Reorganization of Composite Technology Corporation
------------- ------------------------------------------------------------------
4.1(1)         Form of Registration Rights Agreement(included in Exhibit 10.1).
------------- ------------------------------------------------------------------
5.1(2)         Opinion re legality from Richardson & Patel LLP.
------------- ------------------------------------------------------------------
10.1(1)        Form of Securities Purchase Agreement, Registration Rights
               Agreement and Common Stock Purchase Warrants
------------- ------------------------------------------------------------------
23.1           Consent of Singer Lewak Greenbaum & Goldstein LLP, filed
               herewith.
------------- ------------------------------------------------------------------
23.2           Consent of Richardson & Patel LLP (included in Exhibit 5.1)

(1) Incorporated by reference to Form 8-K filed with the U.S. Securities and Exchange Commission on December 19, 2003.

(2) Incorporated by reference to the Registrant's Registration Statement on Form SB-/A filed with the SEC on February 13, 2004.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the SEC on May 19, 2005.

                                  UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D. The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Irvine, State of California, on August 9, 2005.


                        COMPOSITE TECHNOLOGY CORPORATION

                   By: /s/ BENTON H WILCOXON
                   -----------------------------------------
                   Benton H Wilcoxon, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Name                           Title                                Date
----                           -----                                ----


/s/ BENTON H WILCOXON          Chief Executive Officer,        August 9, 2005
---------------------------    Chairman of the Board and
Benton H Wilcoxon              Acting Chief Financial Officer
                               (Principal Executive Officer
                               and Principal Financial and
                               Accounting Officer)

/s/ C. William Arrington       Director                        August 9, 2005
---------------------------
C. William Arrington